================================================================================
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to 240.-14a-11(c) or 240.14a-12


--------------------------------------------------------------------------------
          (Name of Registrant as Specified in Its Charter) FCNB Corp


--------------------------------------------------------------------------------
             (Name of Person(s) Filing Proxy Statement) FCNB Corp

Payment of Filing Fee (Check the appropriate box):
[X] No fee required
[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500  per  each  party  to  the  controversy  pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

   -----------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:

   -----------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

   -----------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:

   -----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


(1) Amount Previously Paid:

   -----------------------------------------------------------------------------

(2) Form, Schedule or Registration Statement No.:

   -----------------------------------------------------------------------------

(3) Filing Party:

   -----------------------------------------------------------------------------

(4) Date Filed:

   -----------------------------------------------------------------------------


------------
1. Set forth the amount on which the filing fee is calculated and state how it was determined.

                               [GRAPHIC OMITTED]


                                POST OFFICE 240
                         FREDRICK, MARYLAND 21705-0240




                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 20, 1999


          Notice is hereby given that the Annual Meeting of Shareholders of FCNB Corp (the "Company") will be held at FREDERICK HOLIDAY INN, FSK, 5900 HOLIDAY DRIVE, FREDERICK, MARYLAND 21703 on Tuesday, April 20, 1999 at 7:00 p.m. for the following purposes:

       1. To elect four directors of the Company to hold office until the expiration of their terms or until their respective successors have been duly elected and qualified.

       2. To transact such other business as may properly come before the meeting or any adjournment thereof.

          February 9, 1999 was fixed by the Board of Directors as the record date for determining shareholders entitled to receive notice of and to vote at the Annual Meeting. A plurality of votes cast by the shareholders of the Company's outstanding Common Stock represented in person or by proxy at the Annual Meeting is necessary to elect the directors.



                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/ Helen G. Hahn
                                      ----------------------------------------
                                            Helen G. Hahn
                                            Vice President and Secretary



Frederick, Maryland
March 22, 1999


You are urged to complete, sign, date and return the enclosed proxy promptly. If you attend the Annual Meeting and decide that you wish to vote in person, you may revoke your proxy at any time prior to its use.

                                PROXY STATEMENT

          This Proxy Statement is furnished to shareholders of FCNB Corp, a Maryland corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the Annual Meeting of Shareholders to be held on Tuesday, April 20, 1999 at 7:00 p.m., local time, at the Frederick Holiday Inn, FSK, 5900 Holiday Drive, Frederick, Maryland 21703, and at any adjournment or postponement thereof. The Company is the holding company for its wholly-owned bank subsidiary, FCNB Bank, Frederick, Maryland (the "Bank"). This proxy material is being mailed to shareholders on or about March 22, 1999. The Company's mailing address is P.O. Box 240, Frederick, Maryland 21705-0240.


                              PROXIES AND VOTING

          Shareholders of record at the close of business on February 9, 1999 are entitled to notice of and to vote at the Annual Meeting. At that date there were outstanding and entitled to vote 10,063,588 shares of Common Stock which were held by approximately 3,954 holders of record. Each share is entitled to one vote on all matters.

          The cost of solicitation of proxies will be borne by the Company. The solicitation of proxies generally will be by mail and by directors, officers, and employees of the Company or its subsidiary, without additional compensation to them. In some instances solicitation may be made by telephone. The Company may also reimburse brokers, custodians, nominees, and other fiduciaries for reasonable outofpocket and clerical expenses for forwarding proxy materials to their principals.

          All shares entitled to vote and represented by a properly executed and unrevoked proxy received in time for the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions given thereon. In the absence of instructions to the contrary, such shares will be voted FOR the election of the designated nominees for directors. The persons appointed as proxies will also be entitled to vote in their discretion on other matters that may properly come before the Annual Meeting and any adjournment or postponement thereof.

          Any proxy given by a shareholder may be revoked by the holder at any time before it is voted at the Annual Meeting by (i) attending the Annual Meeting and voting in person, (ii) filing a written notice of revocation with the Secretary of the Company prior to the Annual Meeting, or (iii) duly executing a proxy bearing a later date and delivering it to the Secretary of the Company prior to the exercise of the proxy. Written notices of revocation of a proxy should be addressed to Helen G. Hahn, Vice President and Secretary, FCNB Corp, P.O. Box 240, Frederick, Maryland 21705-0240.

          The presence, in person or by proxy, of a majority of the outstanding shares of the Company's Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. In the event that less than a majority of the outstanding shares are present at the Annual Meeting, either in person or by proxy, a majority of the shares present may vote to adjourn the Annual Meeting from time to time without further notice. Directors receiving a plurality of the votes cast will be elected in the order of the number of votes received. The inspectors of election appointed for the meeting will determine the existence of a quorum and will tabulate the votes cast at the Annual Meeting. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted for a vote of shareholders. If a broker indicates that he or she does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted as present for general quorum purposes but will not be considered as present and entitled to vote with respect to that matter.

                             ELECTION OF DIRECTORS

          The Board of Directors has set the number of directors that constitute the Board of Directors at thirteen. The Articles of Incorporation of the Company provide that the directors shall be classified with respect to the time for which they severally hold office into three classes. Each year all of the directors in one class are elected to serve for a term of three years. The shareholders will vote at this Annual Meeting for the election of four directors for a three year term expiring at the Annual Meeting of Shareholders in 2002, or at such time as their respective successors have been elected and qualified.

          Unless otherwise directed in the enclosed form of proxy, the persons named in such proxy intend to vote FOR the election of each of the following nominees for the terms indicated, or until their respective successors have been duly elected and have qualified. In the event that any nominee is unable to serve, the persons named in the proxy will vote for such substitute nominee or nominees as the Board of Directors, in their discretion, shall determine. At this time, the Board knows of no reason why any nominee might be unavailable to serve. Ms. Collier and Messrs. Grove, Rice and Weinberg are currently serving as Directors of the 1999 class of directors and have been nominated by the Board of Directors for election as directors to serve for a three year term to expire in 2002 (Class 2002). Ms. Remsberg, who is currently serving as a Director of the 1999 class of directors, is not eligible to seek reelection under the Company's By-Laws.

          The following table sets forth as to each nominee and director continuing in office, his or her name, age, the year he or she first became a director of the Company and the number of shares of Common Stock beneficially owned at February 9, 1999.





                                                 YEAR                       SHARES OF
                                                 FIRST        YEAR        COMMON STOCK       PERCENT
                                                ELECTED       TERM        BENEFICIALLY         OF
              NAME                  AGE(1)     DIRECTOR     EXPIRES         OWNED(2)          CLASS
--------------------------------   --------   ----------   ---------   ------------------   --------
                                             BOARD NOMINEES
Shirley D. Collier .............     45         1997         2002              3,583(3)        0.04
Bernard L. Grove, Jr. ..........     65         1988         2002             13,736(4)        0.14
Kenneth W. Rice ................     55         1988         2002             22,000(5)        0.22
Rand D. Weinberg ...............     42         1996         2002             13,717(6)        0.14
                                     DIRECTORS CONTINUING IN OFFICE
George B. Callan Jr. ...........     67         1986         2000             19,564(7)        0.19
Clyde C. Crum ..................     63         1986         2000             69,879(8)        0.69
Frank L. Hewitt, III ...........     57         1996         2000            189,652(9)        1.88
DeWalt J. Willard, Jr. .........     67         1986         2000             70,543(10)       0.70
Miles M. Circo .................     52         1986         2001             10,682(11)       0.11
James S. Grimes ................     59         1989         2001             12,837(12)       0.13
Gail T. Guyton .................     58         1986         2001             85,933(13)       0.85
A. Patrick Linton ..............     49         1991         2001            138,591(14)       1.37
Jacob R. Ramsburg, Jr. .........     62         1986         2001            415,446(15)       4.13

----------
 (1) At February 9, 1999.


 (2) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock with respect to which he or she has sole or shared voting and/or investment power. The table includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or retirement funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table possess voting and investment power. Except as otherwise noted, each person has sole voting and investment power with respect to all shares beneficially owned.

 (3) Included in the total shares owned by Ms. Collier are options, currently exercisable, to purchase 2,917 shares of the Company's Common Stock.

 (4) Included in the total shares owned by Mr. Grove are options, currently exercisable, to purchase 4,666 shares of the Company's Common Stock.

 (5) The shares attributed to Mr. Rice include 2,203 shares owned by Mr. Rice's wife as to which Mr. Rice disclaims beneficial ownership and 57 shares owned in custody for his goddaughter as to which he has voting and investment power. Also, included in the total shares owned are options, currently exercisable, to purchase 4,666 shares of the Company's Common Stock.

 (6) The shares attributed to Mr. Weinberg include 1,766 shares as to which Mr. Weinberg shares voting and investment power with his wife, 1,200 shares held in a partnership as to which he has voting and investment power, 5,133 shares held in a pension trust as to which he has voting and investment power and 586 shares held in custody by Mr. Weinberg and his wife for their children as to which he shares voting and investment powers. Also, included in the total shares owned are options, currently exercisable, to purchase 4,666 shares of the Company's Common Stock.

 (7) Included in the total shares owned by Mr. Callan are options, currently exercisable, to purchase 4,666 shares of the Company's Common Stock.

 (8) The shares attributed to Mr. Crum include 12,002 shares owned by Mr. Crum's wife, as to which Mr. Crum disclaims beneficial ownership. Also, included in the total shares owned are options, currently exercisable, to purchase 4,666 shares of the Company's Common Stock.

 (9) The shares attributed to Mr. Hewitt include 32,490 shares as to which he shares voting and investment power with his wife, 18,805 shares owned by Mr. Hewitt's children, as to which he has voting and investment power, 2,245 shares held in a trust as to which he shares voting and investment power and 3,954 shares owned by Mr. Hewitt's wife. Also, included in the total shares owned are options, currently exercisable, to purchase 4,666 shares of the Company's Common Stock.

(10) The shares attributed to Mr. Willard include 11,733 shares owned by a corporation controlled by Mr. Willard, as to which he holds voting and investment powers, and 1,194 shares held in trust as to which he has voting and investment power. Also, included in the total shares owned are options, currently exercisable, to purchase 4,666 shares of the Company's Common Stock.

(11) Included in the total shares owned by Mr. Circo are options, currently exercisable, to purchase 4,666 shares of the Company's Common Stock.

(12) Included in the total shares owned by Mr. Grimes are options, currently exercisable, to purchase 4,666 shares of the Company's Common Stock.

(13) The shares attributed to Mr. Guyton include 3,758 shares owned by Mr. Guyton's wife, as to which Mr. Guyton disclaims beneficial ownership. Also, included in the total shares owned are options, currently exercisable, to purchase 4,666 shares of the Company's Common Stock.

(14) The shares attributed to Mr. Linton include 37,956 shares as to which he shares voting and investment power with his wife, 2,760 shares owned by Mr. Linton's children, as to which he has voting and investment power and 586 shares owned by Mr. Linton's wife. Also, included in the total shares owned are options, currently exercisable, to purchase 59,670 shares of the Company's Common Stock and 5,576 shares of restricted stock to be received when the underlying stock options are exercised. Mr. Linton also has been granted the right to receive Reload Options to purchase an additional 31,784 shares of the Company's Common Stock, if the 1997 and 1998 stock options are exercised within three years from the date of grant.

(15) The shares attributed to Mr. Ramsburg include 7,194 shares owned by Mr. Ramsburg's wife, and 7,308 shares owned jointly by Mr. Ramsburg's wife and son, as to which Mr. Ramsburg disclaims beneficial ownership. Also, included in the total shares owned are options, currently exercisable, to purchase 4,666 shares of the Company's Common Stock.

          Set forth below is certain information with respect to the nominees for director and the continuing directors of the Company. Unless otherwise indicated, the principal occupation listed for each person below has been his or her occupation for the past five years.

          SHIRLEY D. COLLIER is president of Paragon Computer Services, Inc., a computer consulting firm.

          BERNARD L. GROVE, JR. is an advisor to Genstar Stone Products, Inc., after having served as a consultant and president for this firm.

          KENNETH W. RICE is president of Donald B. Rice Tire Co., Inc., a tire distribution firm.

          RAND D. WEINBERG is a partner with Weinberg & Weinberg, a law firm in Frederick, Maryland.

          GEORGE B. CALLAN, JR. is president of Associates in Management, a company that specializes in historic preservation and museum management.

          CLYDE C. CRUM, chairman of the board of the Bank and the Company since January 1995, is president of Clyde C. Crum and Son, Inc., a dairy farm operation.

          FRANK L. HEWITT, III is president of the Frank L. Hewitt Company, a real estate investing company. Mr. Hewitt was president of Laurel Bancorp, Inc. ("Laurel") and its subsidiary Laurel Federal Savings Bank until the merger of Laurel with and into the Company in January 1996.

          DEWALT J. WILLARD, JR. is president of Ideal Buick-GMC, an automobile dealership.

          MILES M. CIRCO is general manager of Patapsco Designs, Inc., an electronic design and manufacturing firm.

          JAMES S. GRIMES has been Mayor of the City of Frederick, Maryland since 1994 and is president of James S. Grimes, Inc., a full service truck transportation service operation.

          GAIL T. GUYTON, vice chairman of the board of both the Bank and the Company since January 1995, is chairman of the board of MorganKeller, Inc., a commercial/industrial construction firm.

          A. PATRICK LINTON is president and chief executive officer of the Bank and the Company.

          JACOB R. RAMSBURG, JR. is a consultant for Frederick Underwriters, Inc., which is a general insurance agency and a wholly-owned subsidiary of the Bank. Mr. Ramsburg was the former president of that company and its affiliated insurance agencies until December 1998.

BOARD AND COMMITTEE MEETINGS

          The Board of Directors of the Company has standing Audit and Human Resources Committees, but does not have a standing nominating committee.

          The Audit Committee, comprised of Directors Circo, Collier, Grimes, Ramsburg and Willard, assists the Board of Directors of the Bank in exercising its fiduciary responsibilities for oversight of audit and related matters, including corporate accounting, internal controls and regulatory compliance. Its duties include: monitoring the Bank's internal controls and procedures; meeting with the internal auditors and reviewing their reports; recommending the selection of independent auditors; reviewing the scope of audits conducted by the independent auditors, as well as the results of their audits; and reviewing policies relating to compliance with applicable banking and other laws.

          The Human Resources Committee, comprised of Directors Callan, Grove, Rice and Weinberg, reviews and recommends to the Board of Directors the overall compensation policy for the Company. The Board of Directors of the Bank follows this policy specifically related to the salaries and other benefits for senior management thereof.

          The Board of Directors of the Company held nineteen meetings, the Audit Committee held seven meetings and the Human Resources Committees held six meetings during 1998. Each of the directors of the Company attended at least 75% of the meetings of the Board of Directors and all committees on which they served during 1998.

COMPENSATION OF DIRECTORS

          During 1998, the directors of the Company received an annual retainer of $2,000 for attending meetings of the Company's Board of Directors. Members of the Board of Directors of the Company who were members of the Board of Directors of the Bank received an additional fee of $200 for each meeting attended. Members of the Board of Directors of the Company who also served as members of the Board of Directors of the Bank received an annual retainer of $5,000 and a fee of $200 for each biweekly Board of Directors and committee meeting of the Bank attended.

          Clyde C. Crum received a $50,000 annual fee for his services as Chairman of the Board of both the Company and the Bank, along with the bi-weekly Board of Directors meeting fees during 1998. However, he did not receive any committee meeting fees. Mr. Crum also received a cash bonus of $20,000 in January 1999. Effective in January 1999, the annual fee for the Chairman of the Board of the Company and the Bank was increased to $55,000.

          Directors may participate in an unfunded deferred compensation plan maintained by the Bank. Under this plan, deferred amounts earn interest at the rate of 10% per annum until they are paid to the director (or the beneficiary of his death benefits) following the earlier of the director's termination of board service or a board determination that the director has incurred a financial hardship. Benefit distributions are made either in a lump sum or in installments over a period up to 10 years, as selected by the director. In the event of a director's death or disability or a change in corporate control, the director's account will be credited with an amount that makes his account balance equal what would have accrued by the director's retirement, with adjustment for certain excise taxes.

          The Company and the Bank paid a total of $169,000 in director and committee fees for the fiscal year ended December 31, 1998.

          The 1997 Stock Option Plan for Directors requires the Company to issue options to each non-employee Director on the day after each annual meeting of the Company's shareholders. Under this plan, each non-employee director of the Company received options to purchase 2,333 shares of Common Stock in 1998 at an exercise price of $24.47 per share. Participants under this plan will receive reload options upon the exercise of options issued under this plan, if the options are exercised within three years from the date of the original grant and certain other conditions are met. A reload feature is one that provides for grants of additional options whenever a participant exercises previously granted options. The terms of the plan provides that the number of reload options granted is the same as the number of original options exercised, and the exercise price of the reload is the market price of the stock on the date the reload option is granted.

                               VOTING SECURITIES

          All voting rights are vested exclusively in the holders of the Common Stock of the Company. Each shareholder is entitled to one vote for each share of Common Stock owned on all matters brought to a vote of the shareholders. The Company had 10,063,588 shares of Common Stock outstanding on the record date for the Annual Meeting. The Company has no other class of equity securities outstanding.

          Persons and groups beneficially owning in excess of 5% of the Common Stock are required to file certain reports disclosing such ownership pursuant to the Securities Exchange Act of 1934, as amended (hereinafter called the "Exchange Act"). Management knows of no persons who beneficially owned more than 5% of the outstanding shares of Common Stock at February 9, 1999. The following table sets forth, as of February 9, 1999, certain information as to the shares of Common Stock beneficially owned by certain officers of the Company who are not also directors of the Company, and all officers and directors of the Company as a group.





                                                   AMOUNT AND NATURE         PERCENTAGE
                    NAME                     OF BENEFICIAL OWNERSHIP(1)(2)    OF CLASS
------------------------------------------- ------------------------------- -----------
      Martin S. Lapera ....................               56,700(3)              0.56
      Mark A. Severson ....................               24,144(4)              0.24
      Charles E. Weller ...................               18,793(5)              0.19
      All Officers and Directors as a Group
       (19 persons) .......................            1,333,575(6)             13.23

----------
(1) Unless otherwise indicated, all shares are owned directly by the named individual or by the individual indirectly through a trust, corporation or association, or by the individual or his/her spouse as custodian or trustee for the shares of minor children. Except as otherwise indicated, the named individual exercises sole voting and investment power over such shares.

(2) Restricted stock to be received by officers of the Company or Bank is based on the formula of one (1) restricted share for every five (5) shares of Common Stock purchased pursuant to the exercise of stock options. The restriction period is for three (3) years from the date of receipt, and if the shares purchased pursuant to the exercise of stock options are sold within this time period, a pro rata percentage of the restricted shares are forfeited and must be returned to the Company.

(3) Mr. Lapera is executive vice president of the Company and is executive vice president, chief operating officer and chief lending officer of the Bank. The shares attributed to Mr. Lapera include 25,628 shares as to which Mr. Lapera shares voting and investment power with his wife. Also, included in the total shares owned are options, currently exercisable, to purchase 27,989 shares of the Company's Common Stock and 2,186 shares of restricted stock to be received when the underlying stock options are exercised. Mr. Lapera also has been granted the right to receive Reload Options to purchase an additional 17,065 shares of the Company's Common Stock, if the stock options granted in 1997 and 1998 are exercised within three years from the date of grant.

(4) Mr. Severson is senior vice president and treasurer of the Company and is senior vice president and chief financial officer of the Bank. The shares attributed to Mr. Severson include 3,844 shares held in trust as to which Mr. Severson has voting and investment powers. Also, included in the total shares owned are options, currently exercisable, to purchase 16,120 shares of the Company's Common Stock and 1,323 shares of restricted stock to be received when the underlying stock options are exercised. Mr. Severson also has been granted the right to receive Reload Options to purchase an additional 9,508 shares of the Company's Common Stock, if the stock options granted in 1998 and 1997 are exercised within three years from the date of grant.

(5) Mr. Weller is senior vice president of the Company and senior vice president of the Bank, having served as President of Elkridge Bank. The shares attributed to Mr. Weller include 238 shares owned by Mr. Weller's wife, as to which Mr. Weller disclaims beneficial ownership and 433 shares held in joint ownership with Mr. Weller's daughter. Also, included in the total shares owned are options, currently exercisable, to purchase 15,679 shares of the Company's Common Stock and 1,421 shares of restricted stock to be received when the underlying stock options are exercised. Mr. Weller also has been granted the right to receive Reload Options to purchase additional 6,359 shares of the Company's Common Stock, if the stock options granted in 1998 and 1997 are exercised within three years from the date of grant.

(6) Includes an aggregate of 194,468 shares, which may currently be acquired by certain of such officers and directors upon the exercise of stock options and entitling such officers and directors to receive an aggregate of 12,295 shares of restricted stock to be received when the underlying stock options are exercised. This group also has been granted the right to receive Reload Options to purchase additional 132,969 shares of the Company's Common Stock, if the stock options granted in 1998 and 1997 are exercised within three years from the date of grant.

           EXECUTIVE OFFICERS' COMPENSATION AND CERTAIN TRANSACTIONS



COMPENSATION -- OVERVIEW


          Set forth below are summarized tables of all compensation awarded to, earned by, or paid to certain executive officers. It should be noted that no cash compensation was paid to any executive officer of the Company in his or her capacity as such. Each of the executive officers of the Company received compensation from the Bank for services rendered in their capacities as executive officers of the Bank.


          The following table sets forth a comprehensive overview of the compensation for the Company's Chief Executive Officer and the most highly compensated executive officers for the year ended December 31, 1998. Comparative data is also provided for the previous two fiscal years, in selected categories. Except as disclosed below, no other executive officer of the Company or the Bank received salary and bonus in excess of $100,000 during the year ended December 31, 1998.


                          SUMMARY COMPENSATION TABLE



                                                                              LONG-TERM
                                            ANNUAL COMPENSATION             COMPENSATION
                                           ---------------------- ---------------------------------
                                                                                        SECURITIES         ALL
             NAME AND              FISCAL                              RESTRICTED       UNDERLYING        OTHER
        PRINCIPAL POSITION          YEAR    SALARY(1)   BONUS(2)   STOCK AWARDS(3)(4)   OPTIONS(4)   COMPENSATION(5)
--------------------------------- -------- ----------- ---------- -------------------- ------------ ----------------
A. Patrick Linton,                 1998     $ 240,496   $62,160              --           18,090        $ 45,335
 Director, President and Chief     1997       220,787    78,750              --           13,694          35,248
 Executive Officer of the          1996       198,222    46,930           2,038           10,194          10,442
 Company and the Bank
Martin S. Lapera,                  1998     $ 150,496   $30,269              --           11,011        $ 12,092
 Executive Vice President          1997       140,628    39,000              --            6,054          10,960
 of the Company and Executive      1996       119,797    23,733             801            4,006              --
 Vice President, Chief Operating
 Officer and Chief Lending
 Officer of the Bank
Charles E. Weller,                 1998     $ 115,101   $13,132              --            4,884        $ 10,186
 Senior Vice President of the      1997       114,296    13,971             349            1,745           7,811
 Company and Senior Vice           1996       112,579    14,925             530            2,654           1,427
 President of the Bank(6)
Mark A. Severson,                  1998     $ 113,413   $18,324              --            5,840        $  7,469
 Senior Vice President and         1997       113,416    23,625              --            3,668           7,560
 Treasurer of the Company and      1996       101,194    15,169             478            2,389              --
 Senior Vice President and Chief
 Financial Officer of the Bank

----------
(1) Includes contributions made by the Bank under its 401(k) Profit Sharing Plan. Contributions made by the Bank in 1998, 1997, and 1996, respectively, amounted to $10,496, $10,787 and $8,222 for Mr. Linton, $10,496, $10,628 and $7,797 for Mr. Lapera, $8,413, $8,416 and $5,794 for
    Mr. Severson, and $8,041, $7,236 and $6,579 for Mr. Weller.

(2) Annual bonuses accrued as of December 31, 1998, 1997 and 1996 were paid in January 1999, 1998 and 1997, respectively.

(3) The awards of restricted stock received are based on the formula of a grant of one (1) restricted share for every five (5) shares of Common Stock purchased pursuant to the exercise of stock options. The restriction period is for three (3) years from the date of receipt, and if the shares purchased pursuant to the exercise of stock options are sold within this time period, a pro rata percentage of the restricted shares are forfeited and must be returned to the Company. The value of the restricted stock grants as of the date of grant, determined by multiplying the number of shares by the closing market price on the date of grant, were as follows:
    Mr.  Linton:  1996 - $28,485; Mr. Lapera: 1996 - $11,196; Mr. Weller: 1997 -
    $7,493; 1996 - $7,408; Mr. Severson: 1996 - $6,681.

(4) The amounts for 1997 and 1996 have been restated to show the effect of a four-for-three stock split effected in the form of a 33% stock dividend declared in July and paid in August 1998.

(5) Includes payments for vacation pay taken in lieu of vacation for Mr. Linton in 1998, 1997 and 1996 in the amounts of $3,538, $2,423 and $2,192 respectively and $1,427 for Mr. Weller in 1996. Also included are contributions made by the Bank under the Supplemental Executive Retirement Plan ("SERP") in 1998 and 1997, respectively, that amounted to $41,797 and $31,975 for Mr. Linton; $12,092 and $10,960 for Mr. Lapera; $7,469 and
    $7,560 for Mr. Severson; and $10,186 and $7,811 for Mr. Weller. Included in the 1997 and 1996 amounts for Mr. Linton are $850 and $8,250 respectively, of Elkridge Bank directors fees.

(6) Mr. Weller became an executive officer of the Company on March 24, 1995, as a result of the merger of ENB Financial Corporation with and into the Company. Until the merger of Elkridge Bank into the Bank on March 7, 1997, Mr. Weller served as President at Elkridge Bank.


          STOCK OPTION PLAN. The following table sets forth as to the executive officers whose compensation is reported in the SUMMARY COMPENSATION TABLE certain information relating to options to purchase Common Stock of the Company granted during fiscal 1998 under the 1992 Employee Stock Option Plan.


                       OPTION GRANTS IN LAST FISCAL YEAR



                                                                                  POTENTIAL REALIZABLE
                                                                                    VALUE AT ASSUMED
                                                                                     ANNUAL RATES OF
                                                                                       STOCK PRICE
                                                                                    APPRECIATION FOR
                                             INDIVIDUAL GRANTS                       OPTION TERM(2)
                            ---------------------------------------------------- -----------------------
                                             % OF TOTAL
                               NUMBER OF       OPTIONS
                               SECURITIES    GRANTED TO    EXERCISE
                               UNDERLYING     EMPLOYEES    OR BASE
                                OPTIONS       IN FISCAL     PRICE     EXPIRATION
            NAME             GRANTED(#)(1)      YEAR      ($/SHARE)      DATE       5%($)       10%($)
--------------------------- --------------- ------------ ----------- ----------- ----------- -----------
A. Patrick Linton .........     18,090           12%       $ 22.25    12/31/08    $253,132    $641,485
Martin S. Lapera ..........     11,011            7%       $ 22.25    12/31/08    $154,076    $390,459
Charles E. Weller .........      4,884            3%       $ 22.25    12/31/08    $ 68,341    $173,190
Mark A. Severson ..........      5,840            4%       $ 22.25    12/31/08    $ 81,719    $207,091

----------
(1) All options granted are immediately exercisable. Each of the above named executives are entitled to Reload Options to purchase an equal number of shares of the Company's Common Stock, if the original options are exercised within three years from the date of grant.

(2) The assumed annual rates of appreciation in the table are shown for illustrative purposes only pursuant to applicable SEC requirements. Actual values realized on stock options are dependent on actual future performance of the Company's stock, among other factors. Accordingly, the amounts shown may not necessarily be realized.

          The table set forth below presents the amount and potential value of options held by each named executive at the end of fiscal 1998.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FY-END OPTION VALUES



                                                                                              VALUE OF
                                                                                            UNEXERCISED
                                                                      NUMBER OF             IN-THE-MONEY
                                                                SECURITIES UNDERLYING         OPTIONS
                                  SHARES                       UNEXERCISED OPTIONS AT      AT FY-END ($)
                                 ACQUIRED         VALUE        FY-END(#) EXERCISABLE/       EXERCISABLE/
            NAME               ON EXERCISE     REALIZED(1)          UNEXERCISABLE         UNEXERCISABLE(1)
---------------------------   -------------   -------------   ------------------------   -----------------
A. Patrick Linton .........      10,682          $254,070            59,670/--              $240,157/--
Martin S. Lapera ..........       4,044          $ 77,189            27,989/--              $ 94,599/--
Charles E. Weller .........       4,032          $117,124            15,679/--              $ 96,221/--
Mark A. Severson ..........       2,560          $ 60,874            16,120/--              $ 57,281/--

----------
(1) Does not include the value of restricted stock awards in conjunction with the grant of options.

          PROFIT SHARING PLAN. The Company has a Section 401 (k) profit sharing plan (the "Plan") covering employees meeting certain eligibility requirements as to minimum age and years of service. Employees may make voluntary contributions to the Plan through payroll deductions on a pretax basis. The Company makes contributions to the Plan at its discretion, based on the Company's performance. The Company's contributions are subject to a periodic vesting schedule (20% per year), requiring the completion of five years of service with the Company, before these benefits are fully vested. A participant's account under the Plan, together with investment earnings thereon, is normally distributable, following retirement, death, disability or other termination of employment, in a single lumpsum payment.

          The Company's annual contribution to the Plan totaled $686,000 in 1998, including an aggregate of $37,446 of contributions for the executive officers named in the SUMMARY COMPENSATION TABLE.

          SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. The Bank maintains a Supplemental Executive Retirement Plan in order to provide retirement benefits and long-term compensation to a select group of executives, determined by the Board of Directors. Each Participant may elect to make contributions from his or her salary or bonus (if any), on a pre-tax basis. Each Participant shall be entitled to have his or her account receive the credit for a particular Plan Year only if the Participant is both credited with a Year of Service during the Plan Year and is employed on the last day of the Plan Year or terminates employment during the Plan Year due to his or her (i) death, disability, retirement, or (ii) acquisition or merger of the Bank. If the Participant satisfies the requirements for a Plan Year, the Bank shall credit the Participant's Account, with an amount equal to (i) sixty percent (60%) of the Eligible Executive's Final Average Compensation commencing at age 65 (reduced proportionately for less than 15 Years of Service), reduced by (ii) the combined value of the following: (a) the Participant's estimated primary insurance amount ("PIA") at age 65 from Social Security, assuming the Participant is entitled to the maximum PIA; and (b) the age 65 projected value of the Participant's accrued benefits under the Bank's terminated defined benefit pension plan ; and (c) the age 65 projected value of the Participant's profit-sharing contribution account under the Company's 401(k) Retirement and Savings Plan; and (d) the age 65 projected value of the Participant's matching contribution account under the Company's 401(k) Retirement and Savings Plan. The benefits related to this plan will be paid out of the general assets of the Bank; and (e) the age 65 projected value of the benefits transferred from the Frederick County National Bank Executive Compensation Plan for Management Personnel.

HUMAN RESOURCES COMMITTEE REPORT

          The Human Resources Committee of the Company is composed of four outside directors, Messrs. George B. Callan, Jr., Bernard L. Grove, Jr., Kenneth
W. Rice and Rand D. Weinberg. None of the committee members has ever been an employee of the Company or its subsidiary. The Committee makes recommendations to the full Board of Directors regarding the adoption, extension, amendment and termination of the Company's compensation plans. In conjunction with the Company's Chairman and President/Chief Executive Officer ("CEO"), it reviews the performance of senior management, recommends annual salary revisions and administers the Company's compensation plans.

     The Committee is guided by the following executive compensation philosophy of the Company:

   1. Enable   the   Company  to  attract  and  retain  superior  management  by providing a very competitive total compensation package.

   2. Align the interests of shareholders and management by providing stock options as a portion of the executive's total compensation package.

   3. Base a portion of the executive's total compensation package upon the attainment of defined performance goals that support the growth and appreciation of the Company's value over time.

   4. Balance objectives of short-term performance and long-term growth and appreciation of the Company through a combination of an annual incentive compensation program using annual cash bonuses, and the stock option plan that rewards the executives through long-term growth and appreciation of the Company.

          Executive compensation consists primarily of three components: Base Salary, Annual Bonus, and Stock Options.


BASE SALARY

          The Company's policy is to set base salaries for each executive officer position, including that of the CEO, in a range commensurate for equivalent banking jobs in the Mid-Atlantic region. The Company utilizes outside consultants to monitor the Company's competitive compensation status. The Board of Directors, based upon the Human Resources Committee's recommendations, sets the base salaries of executive officers.

          Executive officers, other than the CEO, are reviewed annually by their superiors. The CEO is reviewed by the Executive Committee of the Board of Directors of the Company, which evaluation is forwarded to the Human Resources Committee. The quality of their individual performances and the relationship of their salary to their established salary range determine salary adjustments for executive officers.

          Adjustments to the base salary of the CEO are governed by the same factors as other executive officers, but also specifically take into account the Company's current financial performance as measured by earnings, asset growth, and overall financial soundness. The Committee also considers the CEO's leadership in setting high standards for financial performance, motivating his management colleagues, and representing the Company and its values to internal and external constituencies.


ANNUAL BONUS

          The Company has an Employee Performance Bonus Plan (the "Bonus Plan"). Annual bonuses are accrued as of the end of the fiscal year and are paid in January. The Company's Bonus Plan has several components related to the Company's performance. For 1998, these components consisted of the Company achieving pre-determined return on average shareholder's equity, asset growth, stock price appreciation and earnings per share growth. The CEO's, Chief Operating Officer's and the Chief Financial Officer's annual cash bonuses are strictly related to the Company's performance goals while the other named executive officer's annual cash bonus was related 50% to the Company's performance goals and 50% to the Bank's performance goals. The Human Resources Committee approves goals for each component of the Bonus Plan at the beginning of each year. Annual cash bonuses tied to Bank performance goals and/or the Company's performance goals are evaluated on a point system. Points are awarded for equaling or exceeding the predetermined base for each component. Target goals are determined that exceed the threshold level, as well as maximum goals. For each specific component, if the threshold level is not achieved, no bonus is awarded for that component. The maximum potential annual bonus award for the four named executive officers is 15.0% to 37.5% of base salary, depending on the executive's position.

          In 1998, the Company exceeded its target performance goals. Based on these results, the CEO was awarded a bonus of $62,160 which constituted 27.0% of his 1998 base salary. This annual bonus amount was accrued as of December 31, 1998 and paid in January 1999.

          For the other named executive officers, Bank performance goals were exceeded in addition to meeting the Company's target performance goals.

          As of December 31, 1998, the total accrued annual bonus for the four named executive officers in the Bonus Plan was $123,885, which was paid in January 1999.

STOCK OPTIONS

          The Company maintains a 1992 Stock Option Plan currently covering 606,376 shares of the Company's Common Stock. This Stock Option Plan provides for grants by the Human Resources Committee of non-qualified stock options, as well as incentive stock options, thus tying a portion of the executive's compensation directly to the performance of the Company's stock price. The exercise price of the option to purchase stock under the plan may not be less than 100% of the fair market value of the

Company's stock on the date of grant. Stock options are immediately exercisable from the date of grant and expire five and ten years from the date of the grant. Stock options for the four named executive officers typically are granted each year for a number of shares, the aggregate market value of which is in a range of 100% to 175% of the executive officer's base salary as of the date of grant. The Stock Option Plan also provides that the Company may grant one (1) share of restricted stock for every five (5) shares of Common Stock purchased pursuant to the exercise of options under the plan. The Common Stock purchased pursuant to the exercise of such options must be held for a period of three years before the restricted stock granted by the Company will fully vest to the recipient thereof. Stock options must be exercised in the sequence in which they were granted. This Plan also allows the Company to grant Reload Options, which allows the recipient to receive an Option to purchase, at an exercise price per share equal to the fair market value of the Common Stock as of that date, a number of shares of Common Stock equal to the number of shares subject to the exercised Option, if the original Option is exercised within three years of its date of grant.

          In 1998,  the CEO received  options to purchase  18,090 shares with an exercise price of $22.25 per share. The CEO now owns 73,345 shares of the Company's Common Stock and holds options to purchase an additional 59,670 shares, all of which are presently exercisable, and 5,576 shares of restricted stock to be received when the underlying stock options are exercised. In 1998, the other named executive officers received options to purchase an aggregate of 21,735 shares of the Company's Common Stock with an exercise price of $22.25 per share. The Human Resources Committee believes that significant equity interests in the Company held by the Company's management align the interests of shareholders and management.

          Stock options are designed to align the interests of executives with those of the shareholders. This approach is designed to provide incentives for the creation of shareholder value over the long term since the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years.


CONCLUSION

          Through the programs described above, a moderate portion of the Company's executive compensation is linked directly to individual and corporate performance and stock price appreciation. In the case of the CEO, approximately 26% of his total 1998 compensation, including the accrued annual bonus as of December 31, 1998, consisted of performance-based variable elements. The Human Resources Committee intends to continue the policy of linking executive compensation to corporate performance and returns to shareholders, recognizing that ups and downs of the business cycle from time to time may result in an imbalance for a particular period.

          The Human Resources Committee of the Company has prepared this report.

          George B. Callan, Jr., Bernard L. Grove, Jr., Kenneth W. Rice, Rand D. Weinberg.

PERFORMANCE GRAPH

          Set forth below is a line graph comparing the yearly percentage change in cumulative total shareholder return on the Company's Common Stock from January 1, 1994 to December 31, 1998. The Company's yearly percentage change in cumulative total shareholder return as shown below is compared to the NASDAQ Market Index and the published Industry Peer Group Index consisting of 109 middle Atlantic banks published by Media General Financial Services.


                         COMPARISON OF 5YR TOTAL RETURN
                      FCNB, NASDAQ INDEX, AND PEER INDEX


                               [GRAPHIC OMITTED]



                      FCNB CORP 5 YR TOTAL RETURN FOR PROXY
                      -------------------------------------

                                            PEER
            RECAP            FCNB           GROUP         NASDAQ
            -----            ----           -----         ------

          12/31/93         $100.00        $100.00       $100.00
          12/31/94         $135.71        $ 99.03       $104.99
          12/31/95         $136.15        $145.75       $136.18
          12/30/96         $141.82        $194.10       $169.23
          12/31/97         $220.89        $317.56       $207.00
          12/31/98         $236.71        $349.55       $291.96


----------
Notes: 1. Total return assumes reinvestment of dividends.

       2. Fiscal Year Ending December 31.

       3. Return based on $100 dollars invested on January 1, 1994 in FCNB Corp Common Stock, an index for NASDAQ Stock Market (U.S. Companies), and Bank peer group.

TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS, AND ASSOCIATES

          During the past year the Bank has had, and the Bank expects to have in the future, banking transactions in the ordinary course of business with its directors and officers as well as with their associates. These transactions have been made on substantially the same terms, including interest rates, collateral, and repayment terms, as those prevailing at the same time for comparable transactions with unaffiliated parties. The extensions of credit to these persons have not and do not currently involve more than the normal risk of collectability or present other unfavorable features. At December 31, 1998, loans to directors and officers and their respective associates, including loans guaranteed by such persons, aggregated $8.4 million, which represented approximately 9.3% of consolidated shareholders' equity.

          Gail T. Guyton, a director of the Company and the Bank, is chairman of the board and a principal shareholder of Morgan-Keller, Inc., a construction firm. During 1998, the Company paid Morgan-Keller, Inc. a total of $192,000 in construction payments, which related to various construction projects.

          Jacob R. Ramsburg, Jr., a director of the Company and the Bank, is a consultant for Frederick Underwriters, Inc., a wholly owned subsidiary of the Bank. On December 31, 1998, the Company consummated the acquisition of Frederick Underwriters, Inc. and its affiliated companies ("Underwriters"). The compensation for this transaction was issuance of 413,317 shares of the Company's Common Stock. Mr. Ramsburg was president and a principal shareholder of Underwriters prior to the its acquisition by the Company. Underwriters, a general insurance agency, received $103,000 in premiums during 1998 in connection with the Company's purchase of certain types of insurance coverage.

          Rand D. Weinberg, a director of the Company and the Bank, is a partner with Weinberg & Weinberg, a law firm in Frederick which received $27,000 in legal fees during 1998 for representation in various legal matters.

          DeWalt J. Willard, Jr., a director of the Company and the Bank, is president of Ideal Buick-GMC, an automobile dealership which received $22,000 for the purchase of an automobile and for automotive repairs in 1998.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission, and to provide the Company with copies of all Forms 3, 4, and 5 they file.

          Based solely upon the Company's review of the copies of the forms which it has received in 1998 and written representations from the Company's directors and executive officers, the Company is not aware of any failure to comply with the requirements of Section 16(a) in 1998 or any prior year, except that Mark A. Severson failed to file one report required by Section 16(a) on a timely basis during 1998. The late report related to one transaction.

                        INDEPENDENT PUBLIC ACCOUNTANTS

          The Board of Directors of the Company has selected Keller Bruner and Company, L.L.P., independent public accountants, to audit the Company's financial statements for the year ending December 31, 1999. The Company has been advised by Keller Bruner and Company, L.L.P. that neither that firm nor any of its associates has any relationship with the Company or the Bank, other than the usual relationship that exists between independent public accountants and clients. That firm audited the Company's financial statements for 1998. Representatives of Keller Bruner and Company, L.L.P. are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions.

                                 OTHER MATTERS


SHAREHOLDER PROPOSALS

          All shareholder proposals intended to be presented at the 2000 Annual Meeting of Shareholders must be received by the Company at the Company's principal office in writing not later than November 22, 1999 for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934. The Company must receive written notice of any shareholder proposal or nomination to be acted upon at the next annual meeting, for which inclusion in the Company's proxy materials is not sought, not less than 30 days nor more than 60 days prior to the 2000 Annual Meeting of Shareholders, which will be held on or about April 18, 2000.

OTHER BUSINESS

          The Board of Directors of the Company knows of no matters to be presented for action at the meeting other than those mentioned above; however, if any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote on such other matters in accordance with their best judgment.

FINANCIAL STATEMENTS

          The Company's Annual Report to Shareholders, including audited financial statements, has been mailed to all shareholders of record as of the close of business on February 9, 1999. Any shareholder who has not received a copy of such Annual Report may obtain a copy by writing to the Secretary of the Company. Such Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated herein by reference.

FORM 10-K

          UPON RECEIPT OF A WRITTEN REQUEST, THE COMPANY WILL DELIVER, WITHOUT CHARGE, TO ANY SHAREHOLDER OF RECORD ENTITLED TO VOTE AT THE ANNUAL MEETING OR TO ANY BENEFICIAL OWNER OF COMMON STOCK, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE EXCHANGE ACT. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO MARK A. SEVERSON, SENIOR VICE PRESIDENT AND TREASURER, FCNB CORP, P.O. BOX 240, FREDERICK, MARYLAND 21705-0240.


                                              BY ORDER OF THE BOARD OF DIRECTORS


                                      /s/ Helen G. Hahn
                                      ----------------------------------------
                                          Helen G. Hahn
                                          Vice President & Secretary



Frederick, Maryland
March 22, 1999

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FCNB CORP                         FORM OF PROXY
                                    FCNB CORP
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned shareholder of FCNB Corp hereby appoints Kenneth E. Fogle and Edwin J. Reading, and each of them, the lawful attorneys and proxies of the undersigned, with full power of substitution, to vote as designated below all shares of Common Stock of FCNB Corp which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on April 20, 1999, and at any and all adjournments or postponements thereof:

     (1)  ELECTION  OF  DIRECTORS:
     [  ] FOR  all  nominees  listed [ ] WITHHOLD AUTHORITY to [ ] ABSTAIN
          below (except as marked        vote for all nominees
          to the contrary)               listed below

          SHIRLEY D. COLLIER, BERNARD L. GROVE, JR., KENNETH W. RICE, RAND D. WEINBERG


          (INSTRUCTION: To withhold authority for any individual nominee strike a line through the nominee's name in the list above.)

          IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
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          Shares  represented by all properly executed proxies will be voted (or the vote on such  matters  will be withheld on specific  matters) in  accordance
with   instructions   appearing  on  the  proxy.  In  the  absence  of  specific instructions to the contrary, proxies will be voted FOR the Election of Directors.


                                               Dated -----------------------1999


                                               --------------------------------
                                                            (Signature)

                                               --------------------------------
                                                           (Signature)


(PLEASE  SIGN  AS  NAME(S) APPEARS AT RIGHT. IF JOINT ACCOUNT, BOTH JOINT OWNERS
 MUST SIGN.)
 ---

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED BY THE PERSON(S) GRANTING IT PRIOR TO ITS EXERCISE.
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